NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION
OF THE STATED SECURITIES

The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 15, 2016, pursuant to the provisions of Rule 12d2-2 (a).

[ X ] 17 CFR 240.12d2-2(a)(4) That all rights pertaining to the entire class of this security were extinguished on December 31, 2015.

The merger between Forest City Enterprises, Inc. and
Forest City Realty Trust, Inc. (REIT) became effective on December 31, 2015.
Each share of Class A Common Stock (old) of
Forest City Enterprises, Inc. was converted into the right to receive One (1) (New) share of Class A Common Stock of Forest City Realty Trust, Inc.
(REIT) on a share-for-share basis.
This Form 25 is being filed solely in
connection with the discontinuation of the trading on the NYSE of Forest City Enterprises, Inc.
and does not affect the continued listing on the NYSE of the Forest City Realty Trust, Inc.

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 31, 2015.